SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                November 13, 2006
                                 Date of Report
                        (Date of Earliest Event Reported)

                          Commission File No. 01-28911


                      National Healthcare Technology, Inc.
                      ------------------------------------
             (Exact name of Registrant as specified in its charter)


               Colorado                             91-1869677
      (State of Incorporation)           (IRS Employer Identification No.)


                 1660 Union Street Suite 200, San Diego CA 92101
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               (Address of principal executive offices)(Zip Code)


         Company's telephone number, including area code: (619) 398-8470

ITEM 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

On November 13, 2006, National Healthcare Technology, Inc. (the "Company") appointed Jon Carlson as its CEO and CFO, replacing Samvel Petrossian, who previously held those positions and recently resigned. Mr. Carlson was also elected to the Board of Directors.

Mr. Carlson is a business consultant and capital relations advisor to the oil and gas industry. His business and life experience cuts across many industry lines, including, but not limited to, that of a Marine Corps F/A-18 fighter pilot and president and CEO of a regional oil and gas prodiction and exploration (P & E) company.

Serving the nation through Desert Storm, and for much of the decade thereafter, Mr. Carlson routinely operated in a complex, multi-national tactical aviation arena. As an Air Combat Tactics Instructor, Mr. Carlson was responsible for the coordination, planning, operation, execution and safety of multi-national air strike packages consisting of over 40 fighters, bombers, aerial refueling aircraft and electronic warfare aircraft.

With operations ranging throughout North America, Southeast Asia and Australia, Mr. Carlson's leadership position enabled him to train diplomats and senior government and military officials on three continents. After completing his graduate work in Aviation Safety at the Navel Postgraduate School, Mr. Carlson served as a Marine Air Group Director of Safety and Standardization with direct responsibility for assets in excess of $2 billion.

Mr. Carlson co-founded and developed a P & E company that drilled extensively throughout the oil-rich Williston Basin. Mr. Carlson has managed all aspects organic to a P & E company, including the finance, geological and seismic analysis, oversight of all drill stem testing, lease acquisition, lease development, and well management of over 100 oil and gas wells during the past ten years. Mr. Carlson's knowledge in both domestic and international oil and gas property development and management is exemplary.

Carlson earned a Bachelor of Arts in Chemistry at St. Olaf College in Northfield, Minnesota.


                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2006                    NATIONAL HEALTHCARE TECHNOLOGY, INC.


                                     /s/ Jon Carlson
                                     Jon Carlson, CEO